Exhibit 99.1

Innovaro, Inc. to Supplement Financial Plan for NYSE MKT

Tampa, FL – (Business Wire) – August 21, 2012 – Innovaro, Inc. (NYSE MKT: INV) (the “Company”), The Innovation Solutions Company, announced today that on August 16, 2012, the Company was notified by NYSE MKT LLC (the “Exchange”) that its review of the Company’s publicly-available information indicated that the Company was not in compliance with Section 1003(a)(iii) of the Exchange’s Company Guide (the “Company Guide”) because the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2012 and losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2011.

Previously, on June 12, 2012, the Exchange notified the Company that it was not in compliance with Section 1003(a)(iv) of the Exchange Company Guide in that the Exchange believed that the Company had sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they matured.

As requested by the Exchange, in July 2012, the Company submitted its plan for regaining compliance with Section 1003(a)(iv) by November 30, 2012 (the “Financial Impairment Plan”), which the Exchange is currently reviewing. The Company intends to supplement the Financial Impairment Plan, on or before September 17, 2012, with its plan for regaining compliance with Section 1003(a)(iii) by February 17, 2014 (the “Equity Plan,” and together with the Financial Impairment Plan, the “Plans”). If the Exchange accepts the Financial Impairment Plan, then the Company may be able to continue the listing of its common stock on the Exchange during the Financial Impairment Plan period, up to November 30, 2012, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with such Plan. If the Exchange accepts the Equity Plan, then the Company may be able to continue the listing of its common stock on the Exchange during the Equity Plan period, up to February 17, 2014, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with such Plan. If the Exchange fails to accept the Plans or if the Plans are accepted but the Exchange determines that the Company is not making progress consistent with the Plans, then the Exchange may initiate delisting proceedings.

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services, its LaunchPad software product and Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223